Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Vice President, Corporate Administration & Development and
Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING ANNOUNCES NAME CHANGE AND PROPOSED REINCORPORATION TO DELAWARE

Ft. Lauderdale, FL, October 18, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, shipping, utility, energy, chemical, manufacturing, telecom and government service industries announced that it will be asking its shareholders to approve changing the Company’s name to SMF Energy Corporation. Along with the name change, the Company will ask its shareholders at its planned December 8, 2006 Annual Meeting to approve the reincorporation of the Company in Delaware. A proxy statement describing the proposal will be filed with the SEC within the next few days.

Richard Gathright, Chairman and CEO, commented, “We consider this name change and reincorporation to be the launch of the next stage in the Company’s development. Our new name is part of a broader corporate strategy to establish an identity that reflects our Company’s future and its evolution into a diversified energy service provider and product distributor serving a broad sector of businesses and industries. Our re-branding will align the Company’s historical mobile fueling operations with those of its newly acquired subsidiaries while it capitalizes on the goodwill associated with its legacy name and those of its existing subsidiaries.”

Gathright concluded, “We also believe that the Company and its shareholders will benefit from the comprehensive, flexible and well defined corporate and legal environment provided by Delaware law. While we expect that our operations will continue to be headquartered in south Florida, we also believe that as a Delaware corporation our corporate governance will be more predictable and manageable than it was as a Florida corporation.”

ABOUT STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, its newly acquired operations or new operating locations, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-K for the year ended June 30, 2006, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.